Home Office                                                                                                      Contact: William Snyder
PO Box 852800 - Richardson, Texas 75085-2800                                                         Acting Chief Executive Officer
Phone: (972) 808-2923

FOR IMMEDIATE RELEASE

FURR’S RESTAURANT GROUP, INC. FILES VOLUNTARY PETITION
FOR RELIEF UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

RICHARDSON, TX, JANUARY 6, 2003. Furr’s Restaurant Group, Inc. (the “Company”), together with its principal operating subsidiary, Cafeteria Operators, L.P. (“COLP”), announced today that they have filed a voluntary petition for Chapter 11 relief in the United States Bankruptcy Court for Northern District of Texas, Dallas Division. Voluntary petitions and requests for joint administration were filed on behalf the Company, COLP and their subsidiaries. The Company’s restaurants remain open and the Company continues to operate as a debtor in possession of its assets.

The Company operates 75 cafeterias under the Furr’s and Bishop’s names in nine Midwestern, southwestern and western states. The Company also operates Dynamic Foods, its food preparation, processing and distribution division, in Lubbock, Texas. In August 2002, the Company announced that it had suffered a serious decline in same store revenues and operating results during the second quarter of the year based upon a combination of factors, including continued downward trends in the cafeteria segment of the restaurant industry and the failure of the Company’s effort to increase its customer counts by repositioning and actively advertising its service offering and pricing scheme beginning in April 2002. In the face of these unfavorable trends, the Company has been working to increase its customer traffic and revenues, and to implement significant cost reductions. While these measures have encountered some success, they have not been sufficient at this time to return the Company to a sustainable level of operating profit, culminating in today’s announcement.

This release contains statements relating to future results of the Company (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements regarding management’s present plans involve a number of risks and uncertainties. The actual results of the future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements. Among the factors that could cause actual results to differ materially are: the realization of negative cash flow from operations, the unavailability of DIP financing, the impact that public disclosures of the Company’s liquidity and Chapter 11 filing may have on the Company’s business, adverse conditions in the restaurant industry and other competitive factors, governmental regulation, possible future litigation, seasonality of business, loss of material suppliers or increases in the costs of raw materials used in the Company’s food products, termination of key franchise and/or license agreements, as well as other risks and uncertainties disclosed in periodic reports on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission.